                                                                    EXHIBIT 11.1

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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
                                                                                         NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               -----------------------------
                                 -----------------------------------------------   SEPTEMBER 26,   SEPTEMBER 27,
                                  1996      1995      1994      1993      1992         1997            1996
                                 -------   -------   -------   -------   -------   -------------   -------------
Earnings before cumulative
  effect of accounting change... $43,560   $28,529   $20,224   $27,589   $18,732      $45,565         $31,227
  Adjustment to subsidiary
     earnings -- common stock
     equivalents on
     subsidiary.................    (501)       --      (125)       --        --         (789)           (320)
                                 -------   -------   -------   -------   -------      -------         -------
  Adjusted primary earnings
     before cumulative effect of
     accounting change.......... $43,059   $28,529   $20,099   $27,589   $18,732      $44,776         $30,907
                                 -------   -------   -------   -------   -------      -------         -------
  Eliminate interest expense
     (net of taxes) on
     convertible subordinated
     debentures.................      --        --        --     1,191     1,905           --              --
                                 -------   -------   -------   -------   -------      -------         -------
  Adjusted fully diluted
     earnings before cumulative
     effect of accounting
     change..................... $43,059   $28,529   $20,099   $28,780   $20,637      $44,776         $30,907
                                 =======   =======   =======   =======   =======      =======         =======
Shares of common stock and
  common stock equivalents:
  Average number of common
     shares.....................  10,822    11,100    11,620     9,838     9,310       10,049          10,951
  Average common stock
     equivalent shares related
     to employee stock based
     plans......................     883       860       758       452       486        1,106             867
                                 -------   -------   -------   -------   -------      -------         -------
     Average shares used in
       primary computation......  11,705    11,960    12,378    10,290     9,796       11,155          11,818
     Average common stock
       assumed issued pursuant
       to convertible
       subordinated debentures
       and an adjustment of
       average common stock
       equivalents to period-end
       market price, if higher
       than average price.......      57        74        --     2,064     3,592           63              40
                                 -------   -------   -------   -------   -------      -------         -------
  Average shares used in fully
     diluted computation........  11,762    12,034    12,378    12,354    13,388       11,218          11,858
                                 =======   =======   =======   =======   =======      =======         =======
Earnings per share before
  cumulative effect of
  accounting change:
  Primary....................... $  3.68   $  2.39   $  1.63   $  2.69   $  1.91      $  4.01         $  2.62
                                 =======   =======   =======   =======   =======      =======         =======
  Fully diluted................. $  3.66   $  2.37   $  1.63   $  2.33   $  1.54      $  3.99         $  2.61
                                 =======   =======   =======   =======   =======      =======         =======
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